Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Quarter Ended March 31, 2017

•	Revenues of $25.2 million
•	Net income of $9.4 million
•	Adjusted EBITDA of $16.0 million

ST. LOUIS, Missouri, May 9, 2017 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended March 31, 2017.

Financial Summary

A summary of the financial results for the three months ended March 31, 2017 compared to the three months ended March 31, 2016, includes:

•	Revenues for the three months ended March 31, 2017 increased $0.6 million, or 2% compared to the three months ended March 31, 2016.
o	Base storage services fees increased $1.0 million, or 5%, primarily as a result of the addition of new customer contracts at the Blakeley Island, Chickasaw, Chesapeake and North Little Rock terminals, partially offset by a reduction in contracted storage volume at the Baton Rouge terminal and the cancellation of month-to-month storage agreements at the Galveston terminal.
o	Excess storage services fees for the three months ended March 31, 2017 increased $0.1 million, or 46%, primarily as a result of increased terminaling activity at the Jacksonville terminal, partially offset by reduced terminaling activity at the Granite City and North Little Rock terminals.
o	Ancillary and additive services decreased $0.6 million, or 13%, primarily as a result of (i) decreased volumes throughput at many of our terminals, resulting in decreased additive injection, blending and product handling revenues, (ii) decreased heating activity at the Baton Rouge, St. Louis, Chesapeake, Pine Bluff and Galveston terminals, and (iii) reduced polymer processing activity at the Granite City terminal, offset by increased heating activity at the Chickasaw terminal and increased additive and blending revenues at the Jacksonville terminal.
•	Operating expenses for the three months ended March 31, 2017 increased $0.9 million, or 12%, compared to the three months ended March 31, 2016. This increase was primarily attributable to a (i) $0.7 million increase in repairs and maintenance including dredging costs of $0.5 million incurred at the Newark terminal, (ii) $0.2 million increase in labor costs, and (iii) $0.1 million increase in utilities, offset by a $0.1 million decrease in insurance.
•	Selling, general and administrative expenses, including reimbursements to affiliates, for the three months ended March 31, 2017 decreased $0.1 million, or 9%, compared to the three months ended March 31, 2016 primarily related to a decrease in equity based compensation due to restricted units becoming fully vested.

•	Depreciation and amortization expense for the three months ended March 31, 2017 increased $0.1 million, or 2%, compared to the three months ended March 31, 2016. This increase is primarily due to a (i) $0.3 million increase due to 2016 construction at the Mobile terminals, including $0.1 million related to two newly constructed tanks at the Blakeley Island terminal, and (ii) $0.2 million increase related to two newly constructed tanks at the North Little Rock terminal, offset by $0.4 million decrease due to assets that became fully depreciated at the Baton Rouge, Granite City and Galveston terminals in the first quarter of 2017.
•	Interest expense consists primarily of commitment fees paid to maintain the Credit Facility and amortization of associated costs over the term of the facility. Interest expense remained unchanged at $0.2 million for each of the three months ended March 31, 2017 and March 31, 2016.
•	Interest and dividend income for the three months ended March 31, 2017 increased slightly compared to the three months ended March 31, 2016. This increase was attributable to additional short-term investment positions held during the first quarter of 2017.
•	Gain on investments for the three months ended March 31, 2017 increased $0.2 million compared to the three months ended March 31, 2016, primarily due to an increase in the mark-to-market gain on investments.
•	Income tax expense for the three months ended March 31, 2017 decreased slightly compared with the three months ended March 31, 2016.
•	Net income for the three months ended March 31, 2017 decreased $0.1 million, or 1%, compared to the three months ended March 31, 2016. Net income was $0.27 per unit for the three months ended March 31, 2017.
•	Average daily terminal throughput for the three months ended March 31, 2017 increased 7 mbbls, or 5%, compared to the three months ended March 31, 2016 primarily as a result of increased throughput at the Jacksonville, Weirton and Mobile terminals, partially offset by decreased throughput at the Glenmont and Newark terminals.
•	Adjusted EBITDA, as defined by the Partnership, decreased $0.3 million for the three months ended March 31, 2017 compared with the three months ended March 31, 2016.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Income for the three month periods ended March 31, 2017 and March 31, 2016.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on May 9, 2017.

Buyout Offer from World Point Terminals, Inc.

On April 3, 2017, World Point Terminals, Inc. (our “Parent”) filed an amendment to its Schedule 13D (the “Filing”), announcing that it had delivered to the board of directors of WPT GP, LLC (our “General Partner”) (the “Board of Directors”) a preliminary non-binding proposal for a potential acquisition of all of the common units not already owned by our Parent or its affiliates, in a two-step transaction pursuant to which (i) our Parent (or such affiliate) would commence a tender offer (the “Offer”) to purchase all of the issued and outstanding common units not already beneficially owned by our Parent or its affiliates, at a price per common unit of $16.80 (the “Offer Price”), in cash, and (ii) immediately following the consummation of the Offer, the General Partner would assign to our Parent (or such affiliate) the right to purchase all of the remaining common units not tendered pursuant to the Offer pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), and, within a reasonable time following such assignment, our Parent (or such affiliate) would exercise the right to purchase all of such common units, at a price per common unit determined in accordance with the provisions of the Partnership Agreement (but not to exceed the Offer Price) (the “Buyout Price”), in cash, upon the terms and subject to the conditions set forth in the proposal (the “Proposed Transaction.”)

In the Filing, our Parent stated that it believes the Partnership, as a small publicly traded company, is materially constrained in its ability to create ongoing unitholder value for the following reasons:

•	The Partnership is burdened by high regulatory costs associated with being a small publicly traded company and a relatively small public float.
•	The Partnership has experienced lower than expected retention of customers, which has negatively impacted its performance.
•	The Partnership, like many other master limited partnerships, has suffered due to lower petroleum prices and stagnation in the oil industry and has been unsuccessful in its attempts to find reasonably priced expansion projects.
•	The market’s reduced valuations for dropdown transactions have made it less likely, at least in the near term, that future dropdowns will occur.

Our Parent indicated in the Filing that the Proposed Transaction would provide immediate liquidity for the public holders of our common units, at a premium to recent historical trading averages.

The Proposed Transaction is subject to certain conditions, as described in the Filing, including the condition that the number of common units tendered pursuant to the Offer represent, together with the common units then owned by out Parent and its affiliates, more than 80% of the total number of common units then outstanding. In addition, the Proposed Transaction would be subject to the condition that the Buyout Price, calculated in accordance with the provisions of the Partnership Agreement, shall not exceed the Offer Price for any reason, including, among other things, as a result of any increase in the trading price of the common units on the New York Stock Exchange.

The Proposed Transaction is also subject to the approval of the Board of Directors and its conflicts committee (the “Conflicts Committee”). The Conflicts Committee, which is composed solely of independent directors of our General Partner, has retained its own independent financial adviser and legal counsel, and is currently considering the Proposed Transaction pursuant to applicable procedures established in the Conflicts Committee’s charter. There can be no assurance that the Proposed Transaction will be agreed upon, approved by the Conflicts Committee or completed, that the final structure and other terms of the Proposed Transaction will not materially differ from the original proposal, or that any transaction will materialize. The Filing indicates that if the Proposed Transaction is not approved by the Conflicts Committee or if we are unable to reach an agreement with our Parent with respect to the Proposed Transaction, our Parent currently does not intend to consummate the Proposed Transaction.

Operational Update

Although the Partnership has experienced higher customer turnover and stronger demand for short-term, rather than long-term, storage solutions since the first quarter of 2015, it has so far remained somewhat insulated from the effects of the global depression in crude oil and petroleum prices that began at the end of 2014. We believe this is due to having negotiated contracts with minimum payments based on available capacity and multi-year terms. As more of our contracts convert to annual agreements, the Partnership may experience reduced utilization and revenues.

Terminal service agreements that account for an aggregate of 36% of our annualized expected revenues from base storage services fees for the year ending December 31, 2017 (from agreements that have not been terminated) have initial terms expiring in 2017 or are now in the evergreen renewal phase and could be terminated without penalty during 2017. These agreements include 5,000,000 barrels of tankage currently under contract with Apex Oil Company, Inc. (“Apex”) and an aggregate of 289,000 barrels of tankage contracted under “spot” (month-to-month) agreements. There is no certainty that these contracts will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership.

Apex has informed the Partnership that it presently has no intention of pursuing future dropdown transactions due to current market conditions. Apex has further informed us that in light of overall market conditions, and Apex’s recent rate of utilization of its committed storage, Apex intends to terminate or renegotiate its contractual volumes at certain terminals. If Apex terminates its storage commitments with respect to one or more terminal facilities, there is no certainty that the Partnership will be able to recontract with third-party customers for the resulting unutilized tankage, especially at locations that have experienced reduced demand for terminaling services or increased supply of surrounding storage facilities. Moreover, the Partnership may not be able to secure similar volume commitments, comparable storage rates, or equivalent term lengths as those currently in effect with Apex. In April 2017, the terminal service agreement with Apex was amended to decrease the termination notice period from 120 to 75 days. Apex now has until June 1, 2017 to deliver to the Partnership a written notice that it desires to terminate or modify contract terms at any of the terminal facilities where its contracted volumes are in the evergreen renewal phase.

There is currently an aggregate of 1,661,000 barrels of unutilized storage capacity at our terminals, and we have received termination notices from third-party customers representing an additional 926,000 barrels that will become effective prior to the end of 2017. Although we hope to renegotiate with the customers who have terminated their agreements, there is no certainty as to the length of time that will be required to place this unutilized tankage under contract. Moreover, the Partnership may not be able to secure similar volume commitments, comparable storage rates, or equivalent term lengths as those historically realized.

The Partnership placed two tanks totaling 99,000 barrels of storage capacity in service and under contract at the Blakeley Island terminal in January of 2017 for a term of three years.

We are currently exploring the possibility of constructing two additional tanks, totaling approximately 160,000 barrels of additional capacity, and a new railspur at our Jacksonville terminal.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 15.8 million barrels of storage capacity at 18 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measures for the three and periods ended March 31, 2017 and March 31, 2016.

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)

REVENUES
Third parties	$16,037	$13,980
Affiliates	9,136	10,585
	25,173	24,565

Operating costs, expenses and other
Operating expenses	7,459	6,634
Operating expenses reimbursed to affiliates	1,039	971
Selling, general and administrative expenses	1,022	1,041
Selling, general and administrative expenses reimbursed to affiliates	486	612
Depreciation and amortization	6,026	5,909
Income from joint venture	(191)	(220)
Total operating costs, expenses and other	15,841	14,947

INCOME FROM OPERATIONS	9,332	9,618

OTHER INCOME (EXPENSE)
Interest expense	(207)	(207)
Interest and dividend income	72	56
Gain on investments and other-net	191	4
Income before income taxes	9,388	9,471
Provision for income taxes	35	49
NET INCOME	$9,353	$9,422

Operating Data:
Available storage capacity, end of period (mbbls)	15,710	15,452
Average daily terminal throughput (mbbls)	154	147

Attachment B: Reconciliation of Net Income to Adjusted EBITDA and Net Cash Provided by Operating Activities

	For the Three Months Ended March 31,
	2017	2016
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$9,353	$9,422
Depreciation and amortization	6,026	5,909
Depreciation and amortization – CENEX joint venture	134	129
Provision for income taxes	35	49
Interest expense	207	207
Interest and dividend income	(72)	(56)
Equity based compensation expense	482	634
Gain (loss) on investments and other, net	(191)	(4)
Adjusted EBITDA	$15,974	$16,290

	For the Three Months Ended March 31,
	2017	2016
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash flows from operating activities	$16,030	$11,577
Changes in assets and liabilities that provided cash	10	4,211
Amortization of deferred financing costs	(46)	(46)
Income from CENEX joint venture	191	220
Distribution from CENEX joint venture	(480)	-
Depreciation and amortization – CENEX joint venture	134	129
Provision for income taxes	35	49
Interest expense	207	207
Interest and dividend income	(72)	(56)
Realized loss on investments and other – net	(35)	(1)
Adjusted EBITDA	$15,974	$16,290

Net cash used in investing activities	$(5,217)	$(5,352)
Net cash used in financing activities	$(10,458)	$(10,458)

Contacts:

Investor Relations

Phone: (314) 854-8366

www.worldpointlp.com

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